Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

3D Systems Corporation
Rock Hill, South Carolina

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-123227, 333-83680, 333-62776, 333-79767, 333-11865 and 333-115642 on Form S-8 and 333-145493 on Form S-1 of 3D Systems Corporation of our reports dated March 17, 2008, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of 3D Systems Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

/s/  BDO SEIDMAN, LLP

BDO Seidman, LLP
Charlotte, North Carolina

March 17, 2008